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Exhibit 10.10

Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements

  Director Compensation

        The following table sets forth current rates of cash compensation for non-employee directors:

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	$24,000
Committee Chair Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$6,000
Nominating and Governance Committee	$6,000
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

        In addition to cash compensation, under the terms of our Stock Appreciation Rights and Restricted Stock Plan, non-employee directors receive an annual award of restricted shares of Cascade totaling $60,000 in value following each annual meeting of shareholders. Twenty-five percent of the restricted shares vest and become free of all restrictions after one year and an additional 25% vest following each year of director service thereafter.

        Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Board of Directors.

  Executive Compensation

        Base Salary.    All of Cascade's named executive officers are at-will employees whose compensation and employment status may be changed at any time by the Board of Directors. Base salary increases are determined annually by the Board of Directors and become effective on February 1 of each year. The following table sets forth the current base salaries of Cascade's executive officers and their titles as of the date of filing of Cascade's Form 10-K:

Named Executive Officer	Fiscal 2009 Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$540,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	300,000
Gregory S. Anderson, Senior Vice President-Human Resources(1)	200,000
Joseph G. Pointer, Vice President-Finance	206,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	186,000

(1)
Mr. Anderson will retire effective June 30, 2008. See additional discussion under "Retirement Agreement-G.S. Anderson" below.

        Annual Incentive.    The named executive officers are also eligible to receive a cash incentive payment following the end of each fiscal year under an executive incentive plan approved by Cascade's

Board of Directors. Fiscal 2008 cash incentive payments approved for the executive officers are shown in the following table:

Named Executive Officer	Fiscal 2008 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$616,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	309,000
Gregory S. Anderson, Senior Vice President-Human Resources	201,000
Joseph G. Pointer, Vice President-Finance	201,000
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	164,000

        Annual executive cash incentive payments are structured to encourage the building of shareholder value by maximizing Cascade's pre-tax income. The incentive payments of the executives named above were made under an executive incentive plan for the fiscal year ended January 31, 2008, under which the executives were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring items, incentive payments and certain other expenses ("AIBT") if AIBT exceeded $50 million. The percentage of AIBT each executive was entitled to receive increased if AIBT exceeded $70 million, and increased again if AIBT exceeded $80 million. Annual incentive payments for each executive were limited to a maximum award amount if AIBT exceeded $88 million. AIBT for fiscal 2008 was $80.3 million.

        Under an executive cash incentive plan for the fiscal year ended January 31, 2009, the executives are eligible to receive a specified percentage of AIBT if AIBT exceeds $55 million. The percentage of IBT each executive is entitled to receive increases if AIBT exceeds $65 million, and increases again if AIBT exceeds $82 million. Annual incentive payments for each executive are limited to a maximum award amount if AIBT exceeds $88 million.

        Long-term Incentive.    The third component of executive compensation for Cascade's executive officers is long-term incentive awards. Long-term incentive awards granted in fiscal 2008 consisted of awards of stock appreciation rights and restricted stock under our Stock Appreciation Rights and Restricted Stock Plan. The stock appreciation rights were granted with an exercise price equal to the fair market value of Cascade's common stock on the date of the award, have a term of 10 years and become exercisable ratably over four years. Restricted stock was granted with a three year vesting period.

        The number of stock appreciation rights and shares of restricted stock awarded to named executive officers in fiscal 2008 are shown in the following table:

Named Executive Officer	Stock Appreciation Rights Awarded in Fiscal 2008	Shares of Restricted Stock Awarded in Fiscal 2008
Robert C. Warren, Jr., President and Chief Executive Officer	—	24,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	—	10,000
Gregory S. Anderson, Senior Vice President-Human Resources	—	4,400
Joseph G. Pointer, Vice President-Finance	5,000	—
Jeffrey K. Nickoloff, Vice President-Corporate Manufacturing	5,000	—

        Benefit Plans and Other Arrangements.    Executive officers are also eligible to participate in Cascade's broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance and defined contribution retirement plan. The executives also receive certain perquisites offered by Cascade including the use of company automobiles, tax reimbursements related thereto, and reimbursements for annual physicals.

        Messrs. Warren and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.2 and 10.1, respectively, to Cascade's Form 10-K for fiscal 2008.

  Retirement Agreement-G.S. Anderson

        In January 2008, Gregory S. Anderson, Cascade's Senior Vice President—Human Resources, announced that he will be retiring effective June 30, 2008. Mr. Anderson joined Cascade in 1984 and since that time has had a key role in various global human resource initiatives. Cascade has entered into a consulting agreement with Mr. Anderson after his retirement to provide continuity in its continued development of its human resource function. The terms of the retirement agreement are outlined below:

  •
  Cascade will pay Mr. Anderson a monthly retainer of $4,166 for the period July 1, 2008 until June 30, 2009 for services as requested by it. In addition, Cascade will pay Mr. Anderson a rate of $165 per hour for all hours spent on consulting assignments in excess of 300 hours during the term of the agreement.

  •
  Stock appreciation rights previously granted to Mr. Anderson and not vested at June 30, 2008 will expire, in accordance with the terms upon which the rights were granted.

  •
  Mr. Anderson will be entitled to exercise any stock appreciation rights vested at June 30, 2008 at any time through September 30, 2009. The extension of the exercise period to September 30, 2009, represents an extension of the standard 90-day exercise period under terms of the stock appreciation rights as granted.

  •
  Mr. Anderson will receive an incentive payment of $45,000 on June 30, 2008, which represents 5/12 of the annual target incentive he would be entitled to under our existing executive incentive plan for fiscal 2009. A final incentive payment will be made when fiscal 2009 incentive payments are made to our other named executive officers.

  •
  All restricted stock previously granted to Mr. Anderson and not vested as of June 30, 2008 will fully vest at June 30, 2009, subject to Mr. Anderson's compliance with the retirement agreement.

  •
  Mr. Anderson and his spouse will be provided with medical and dental coverage through June 30, 2009 under Cascade's health care plan. Mr. Anderson will contribute towards the cost of health care coverage on the same basis as other Cascade employees.

  •
  Mr. Anderson will receive title to his company automobile at June 30, 2008 as part of his compensation under this retirement agreement.

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  Exhibit 10.10
Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements